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Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

news
release

FOR IMMEDIATE RELEASE

CONTACT:	Media:	Ben Deutsch
(404) 676-2683
	Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS
THIRD QUARTER AND YEAR-TO-DATE 2004 RESULTS

  •
  Reported earnings per share of $0.39 for the third quarter and $1.50 for the first nine months.

  •
  Third quarter earnings per share includes a net reduction of $0.11 per share due to impairment charges, previously announced, and tax adjustments.

  •
  Cash from operations for the first nine months increased 11 percent to $4.6 billion and the Company expects strong cash flows to continue in the future.

  •
  Strong growth in key countries including China, Brazil and Japan offset by poor performance in North America, Germany and Northern Europe.

        ATLANTA, Oct. 21, 2004 — The Coca-Cola Company today reported third quarter earnings per share of $0.39, compared with $0.50 for the prior year third quarter. Current quarter results include reductions of $0.10 per share due to the previously announced non-cash charges related primarily to the impairment of intangible assets in Germany and $0.01 per share due to the net impact of certain tax adjustments, primarily related to the impairments. Reported earnings per share for the first nine months were $1.50, compared with prior year period earnings of $1.39 per share.

        Operating income declined 24 percent in the third quarter due to other operating charges and the impact of weak operating conditions in key business units, particularly North America, Germany and in Northern Europe. For the first nine months, operating income increased 5 percent, reflecting the impact of the other operating charges, stronger results in the first half of the year and a positive currency benefit.

        Worldwide unit case volume increased 1 percent in the third quarter and 2 percent in the first nine months. Key contributors to unit case volume growth in the quarter included Japan, China, Brazil, Argentina, South Africa and Turkey. Partially offsetting these trends were unit case volume declines in North America, Germany, the Philippines, Nigeria and Northern Europe.

        On September 15, 2004, the Company provided an update on key trends impacting the business. As follow up to that update, the Company is currently anticipating reported earnings per share for the full year 2004 to be in the range of $1.88 to $1.90. This estimate includes the impact of a net charge of $0.10 per share, previously recorded in the second and third quarters, related to the impairment of intangible assets, the provision against deferred tax assets, the write-downs of various manufacturing investments, favorable tax settlements and a gain on the issuance of stock by an equity investee.

        Neville Isdell, chairman and chief executive officer, commented, "As we have said, our performance has fallen short of the goals we have set for ourselves. While we are seeing positive results in some regions, we are not yet fulfilling our potential. We are taking the necessary steps to return our Company to its proper growth course."

Financial Highlights

  •
  Cash from operations for the first nine months was $4.6 billion, compared with $4.1 billion in the prior year period.

  •
  Reported third quarter earnings per share were $0.39, compared with $0.50 for the prior year third quarter. The current quarter results include a non-cash charge of $392 million pre-tax ($251 million after tax), or approximately $0.10 per share, related primarily to the impairment of intangible assets in Germany as previously announced. The current quarter results also reflect a net reduction of $0.01 per share related to German deferred tax assets partially offset by the favorable resolution of other tax matters. The prior year third quarter earnings included a reduction of $0.05 per share related to streamlining initiatives and the write down of assets in Latin America by an equity investee.

  •
  Reported earnings per share for the first nine months were $1.50, compared to prior year period earnings per share of $1.39. Year-to-date results include a net charge of $0.10 per share related to the third quarter non-cash charge and tax items described above, the write-downs of various manufacturing investments, favorable tax settlements and a gain on the issuance of stock by an equity investee. The prior year period earnings included a net reduction of $0.10 per share related to streamlining initiatives, the write down of assets by an equity investee and a gain related to a litigation settlement.

  •
  Reported operating income decreased 24 percent compared to the prior year third quarter and increased 5 percent in the first nine months of the year, compared to the prior year period. Operating income was impacted by other operating charges, poor performance in certain key markets, and continuing investments in marketing activities, offset by solid results in several key markets and positive currency fluctuations. The currency benefit to operating income was approximately 6 percent in the quarter and 8 percent for the first nine months, compared to comparable prior year periods.

  •
  The Company repurchased approximately $1.4 billion of its common stock during the first nine months of the year and intends to repurchase at least $2 billion of its stock during 2004.

  •
  In February, the Company approved its 42nd consecutive annual dividend increase, a 14 percent increase of the quarterly dividend from $0.22 to $0.25 per common share. This is equivalent to an annual dividend of $1.00 per share, up from $0.88 per share in 2003.

Operational Highlights

North America

  •
  The North America business unit's volume and profits were impacted by weak performance in the bottle and can business due to soft retail traffic, poor weather in key regions, and higher wholesale and retail pricing versus the prior year. For the entire business unit, unit case volume in the quarter decreased by 3 percent, cycling 1 percent growth in the prior year.

  •
  The Retail division's unit case volume declined 4 percent in the quarter as the trends discussed above impacted all areas of the business. Specifically, in the third quarter, retail pricing of the Company's brands in measured channels increased 6 percent to the consumer.

  •
  The Foodservice division's unit case volume decreased 1 percent in the quarter as effective customer programs were mitigated by slowing restaurant industry traffic compared to the prior year.

  •
  From a consumer standpoint, the launch of Coca-Cola C2 has achieved positive results in terms of awareness, trial and repeat measures. More competitive pricing and packaging strategies are being implemented in order to improve the volume and value contribution of Coca-Cola C2 in North America.

  •
  Noncarbonated beverage performance in the third quarter was led by unit case volume growth of Powerade and Dasani. Warehouse delivered juices declined by 2 percent in the third quarter as overall category softness, as well as some distribution interruption from the hurricanes in Florida, impacted results.

Europe, Eurasia and Middle East

  •
  The Europe, Eurasia and Middle East business unit was impacted by previously discussed factors, including poor weather conditions in the highly-profitable Northern European markets and the lack of availability of the Company's brands in hard discounters in Germany. The business unit's third quarter unit case volume declined by 3 percent, cycling 9 percent growth in the prior year.

  •
  Offsetting the weakness in the Northern European markets were solid results in Central Europe, Turkey and Middle East markets. As weather has improved in September and several initiatives with bottlers gained traction, the Company's brands have returned to growth in several key markets.

  •
  In Germany, unit case volume declined 16 percent in the third quarter. In the rapidly growing discounter channel, the Company's brands have had limited availability since the imposition of Mandatory Deposit legislation. The Company is also addressing significant structural issues that limit the system's ability to respond effectively to evolving retail and consumer dynamics. The solutions are complex, requiring implementation over the next several years, and making short-term benefits unlikely.

  •
  As the Company addresses the issues in Germany, it continues to emphasize the more profitable low-calorie carbonated soft drinks and immediate consumption packages. In addition, the Company is achieving some success in entering the discount channel using uniquely-shaped, non-refillable bottles.

Asia

  •
  Unit case volume growth in Asia during the quarter was driven by important markets such as Japan, China, India and Australia. Unit case volume for the business unit was up 9 percent for the third quarter.

  •
  In Japan, the Company executed its strategy of investing in core brands, driving profitability through a focus on higher margin packages, products and channels, and a continued emphasis on reducing costs throughout the supply chain. Japan also benefited from favorable weather in the third quarter cycling poor weather in the prior year. Overall unit case volume grew 8 percent in the third quarter with 5 percent growth in Trademark Coca-Cola and double-digit increases in Sokenbicha, Marocha and Aquarius. Coca-Cola C2 performed well and contributed to share growth in the cola category. Offsetting some of the benefit in CSDs and teas was a decline in Georgia coffee; however, growth returned in September and will be supported by innovation and marketing programs for the remainder of the year.

  •
  Profit growth in China continued, driven by unit case volume growth of 20 percent during the quarter, cycling 24 percent growth in the prior year period. Trademark Coca-Cola unit case volume increased by 15 percent in the quarter as a result of the implementation of a new advertising campaign, innovative packaging and promotions in the cities and the affordable 200 ml glass package in towns. Trademark Coca-Cola results, along with solid growth in Sprite and Fanta brands, have led to year-to-date share of sales gains of 3 points in carbonated soft drinks.

  •
  Unit case volume growth in the business unit was partially reduced by the negative impact of continued strategic pricing and packaging initiatives in the Philippines.

Latin America

  •
  Latin America continued to deliver solid unit case volume and profit growth by executing a long-term investment strategy with an emphasis on brand building, new package alternatives, and close coordination with bottling partners to drive superior local marketplace execution. Unit case volume growth of 5 percent in the quarter reflects strong growth in Brazil, Argentina, and Venezuela.

  •
  In Mexico, unit case volume increased 1 percent in the quarter cycling 10 percent growth in the third quarter of the previous year. Performance reflects improvement over the previous two quarters as carbonated soft drinks increased 1 percent, but a strategic decision to reduce large format water packages and strong competition affected overall volume.

  •
  The Company continued to strengthen its position with consumers in Mexico by focusing on new personal consumption packages and by enhancing brand equity through integrated marketing programs.

  •
  The Coca-Cola system's continuing strategy in Brazil to focus on core brands and to provide greater packaging choices to consumers generated positive results. For the third quarter unit case volume increased 14 percent, with Trademark Coca-Cola growing 15 percent. In addition, by emphasizing packages and channels with higher profitability, Brazil delivered double-digit earnings growth while increasing carbonated soft drink share of sales in both volume and retail dollar terms.

  •
  In Argentina, marketing activities and an emphasis on revenue growth management led to unit case volume growth of 13 percent during the quarter, cycling 12 percent growth in the prior year period. Core brands drove over 80 percent of the growth in the quarter.

Africa

  •
  Africa delivered double-digit operating income growth in the third quarter led by unit case volume growth of 6 percent and positive country mix due to double digit unit case volume gains in South Africa.

  •
  Throughout Africa, the Company continued to focus on business fundamentals to drive profitable volume for the system. Solid revenue and profit growth for the business unit came from new cold outlet creation, improvements in market execution, balancing price and package strategies with a focus on affordable packaging, and positive currency trends. Africa unit case volume of core brands including Trademark Coca-Cola, Sprite and Fanta, grew 14 percent in the quarter, while noncarbonated beverages declined due to a de-emphasis of less-profitable water packages.

  •
  In South Africa, unit case volume grew 14 percent in the third quarter, led by growth in core brands. Profit growth was driven by solid execution, integrated marketing plans and close coordination with the bottler.

  •
  Unit case volume in the North and West Africa Division declined 2 percent in the quarter, as performance in Nigeria was impacted by the Company's decision to de-emphasize certain less-profitable packages within the water category. In Egypt, the Company balanced total profitability by focusing on a new price and package strategy, the introduction of noncarbonated products, and the rationalization of the supply chain.

Financial Review

Operating Results

        Revenues for the third quarter were even with the prior year at $5.7 billion, reflecting a decrease in gallon sales of 1 percent and the impact of structural changes, offset by improved pricing of concentrate and positive currency trends. Structural changes related to the impact of creating a supply chain management company in Japan and the consolidation of certain bottling operations, which are considered variable interest entities. For the first nine months of the year, gallon sales increased more than 3 percent, which is similar to the 4 percent growth in year-to-date reported unit cases. During the fourth quarter of 2004, gallon sales are expected to trend below unit case growth on an average daily sales basis due to the timing of shipping days.

        The following reflects net operating revenues from the Company's operations:

	Third Quarter		Nine Months Ended September 30
(in millions)	2004	2003	2004	2003
Company Operations, Excluding Bottling	$4,831	$4,937	$14,292	$13,698
Company-Owned Bottling Operations	831	734	2,413	2,170

Consolidated Net Operating Revenues	$5,662	$5,671	$16,705	$15,868

        Cost of goods sold decreased by 5 percent in the quarter, primarily reflecting the benefit of creating a supply chain management company in Japan and supply chain efficiencies.

        Selling, general and administrative expenses increased 6 percent during the quarter reflecting the impact of foreign currency fluctuations, structural changes, increased costs in the finished products business, and investments in marketing activities. The Company also had other operating charges in the third quarter amounting to $392 million pre-tax ($251 million after tax) related primarily to the impairment of intangible assets in Germany.

        Reported operating income for the quarter decreased 24 percent, reflecting the impact of other operating charges, challenging conditions in certain key markets, and investments in marketing activities, offset by solid results in several key markets and positive foreign currency. During the fourth quarter of 2004 and into 2005, currency benefits are expected to be substantially less as compared to the third quarter of this year.

        Equity income in the quarter improved in comparison to the prior year primarily due to charges in the third quarter of 2003 by Coca-Cola FEMSA, S.A. de C.V. (Coca-Cola FEMSA). The Company remains committed to maintaining a strong and healthy bottling system throughout the world.

        The reported tax rate for the third quarter was 24 percent. The underlying effective tax rate on operations was 25 percent, which was reduced by the tax benefit on the impairment charges recorded at a 36 percent tax rate and a $39 million benefit related to the reversal of previously accrued taxes resulting from favorable resolution of tax matters, but increased by a $75 million provision against deferred tax assets in Germany.

        In determining the quarterly provision for income taxes, the Company uses an annual effective tax rate based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates. The effective tax rate also reflects the best estimate of the ultimate outcome of tax audits. The impact of significant or unusual items is separately recognized in the quarter in which they occur.

        New U.S. tax legislation has passed Congress and is awaiting Presidential approval. If approved, the legislation could have an impact on the Company in the fourth quarter. Excluding the impact of this legislation and significant or unusual items, which are separately recognized in the quarter in which they occur, the Company estimates its ongoing effective tax rate to be approximately 25 percent for the remainder of the year.

Prior Year Results

        In 2003, the Company took steps to streamline and simplify its operations, particularly in North America and Europe. These initiatives resulted in a third quarter 2003 pre-tax charge of $43 million, or $0.01 per share after tax. For the first nine months of 2003, streamlining charges impacted pre-tax net income by $272 million, or $0.07 per share after tax.

        During the third quarter of 2003, the Company recorded a non-cash charge of approximately $107 million, or $0.04 per share after tax, primarily reflected in equity income. This amount reflects the Company's portion of charges recorded by one of its equity method investees, Coca-Cola FEMSA, related to the streamlining and integration of their operations following a merger with Panamerican Beverages, Inc. and to their recording of intangible asset impairments in Venezuela.

        During the first quarter of 2003, the Company reached a settlement with certain defendants in a vitamin antitrust litigation and received approximately $52 million on a pre-tax basis, or $0.01 per share on an after tax basis. The amount was recorded in the income statement as a reduction of cost of goods sold.

Creation of a Supply Chain Management Company in Japan

        Effective October 1, 2003, the Company and all of its bottling partners in Japan created a nationally integrated supply chain management company to centralize procurement, production, and logistics operations for the entire Coca-Cola system in Japan. The resources generated from this effort are being invested in marketing activities and customer service programs to enhance the long-term growth of the Coca-Cola system in Japan.

        As a result of this venture, a portion of The Coca-Cola Company's business has essentially been converted from a finished product business model to a concentrate business model. This shift of certain products to a concentrate business model resulted in a reduction of revenues and cost of goods sold, each in the same amount. This change in the business model did not impact gross profit. Had the change occurred as of January 1, 2003, both revenues and cost of goods sold for the three and nine months ended September 30, 2003 would have been reduced by approximately $310 million and $780 million, respectively. No future impact to the Company's results is anticipated from this change in the business model.

Conference Call

        The Company will host a conference call with financial analysts to discuss the third quarter and year-to-date 2004 results on October 21, 2004, at 4:30 p.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

        In addition, the Company will be hosting an investor meeting on November 11, 2004 at 9:00 a.m. (EST). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended September 30,
	2004	2003	% Change
Net Operating Revenues	$5,662	$5,671	—
Cost of goods sold	2,052	2,168	(5)

Gross Profit	3,610	3,503	3
Selling, general and administrative expenses	2,121	1,997	6
Other operating charges	392	55	—

Operating Income	1,097	1,451	(24)
Interest income	39	37	5
Interest expense	47	42	12
Equity income	180	86	109
Other income (loss) — net	(34)	(42)	—
Gain on issuance of stock by equity investee	—	8	—

Income Before Income Taxes	1,235	1,498	(18)
Income taxes	300	275	9

Net Income	$935	$1,223	(24)

Diluted Net Income Per Share*	$0.39	$0.50	(22)

Average Shares Outstanding — Diluted*	2,424	2,458	(1)

*
For the third quarter, "Basic Net Income Per Share" was $0.39 for 2004 and $0.50 for 2003 based on "Average Shares Outstanding — Basic" of 2,421 and 2,455 for 2004 and 2003, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Nine Months Ended September 30,
	2004	2003	% Change
Net Operating Revenues	$16,705	$15,868	5
Cost of goods sold	5,835	5,912	(1)

Gross Profit	10,870	9,956	9
Selling, general and administrative expenses	6,039	5,543	9
Other operating charges	480	284	—

Operating Income	4,351	4,129	5
Interest income	106	138	(23)
Interest expense	138	130	6
Equity income	496	325	53
Other income (loss) — net	(64)	(99)	—
Gain on issuance of stock by equity investee	49	8	—

Income Before Income Taxes	4,800	4,371	10
Income taxes	1,154	951	21

Net Income	$3,646	$3,420	7

Diluted Net Income Per Share*	$1.50	$1.39	8

Average Shares Outstanding — Diluted*	2,434	2,465	(1)

*
For the first nine months, "Basic Net Income Per Share" was $1.50 for 2004 and $1.39 for 2003 based on "Average Shares Outstanding — Basic" of 2,431 and 2,462 for 2004 and 2003, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions)

Assets

	September 30, 2004	December 31, 2003
Current Assets
Cash and cash equivalents	$5,365	$3,362
Marketable securities	155	120

	5,520	3,482
Trade accounts receivable, less allowances of $59 in 2004 and $61 in 2003	1,985	2,091
Inventories	1,414	1,252
Prepaid expenses and other assets	1,501	1,571

Total Current Assets	10,420	8,396

Investments and Other Assets
Equity method investments
Coca-Cola Enterprises Inc.	1,541	1,260
Coca-Cola Hellenic Bottling Company S.A.	1,026	941
Coca-Cola FEMSA, S.A. de C.V.	736	674
Coca-Cola Amatil Limited	629	652
Other, principally bottling companies	1,635	1,697
Cost method investments, principally bottling companies	323	314
Other assets	3,101	3,322

	8,991	8,860

Property, Plant and Equipment
Land	456	419
Building and improvements	2,738	2,615
Machinery and equipment	6,621	6,159
Containers	456	429

	10,271	9,622
Less allowances for depreciation	(4,100)	(3,525)

	6,171	6,097

Trademarks With Indefinite Lives	2,004	1,979
Goodwill	1,039	1,029
Other Intangible Assets	675	981

	$29,300	$27,342

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions)

Liabilities and Share-Owners' Equity

	September 30, 2004	December 31, 2003
Current Liabilities
Accounts payable and accrued expenses	$4,021	$4,058
Loans and notes payable	3,946	2,583
Current maturities of long-term debt	1,384	323
Accrued income taxes	862	922

Total Current Liabilities	10,213	7,886

Long-Term Debt	1,188	2,517

Other Liabilities	2,628	2,512

Deferred Income Taxes	317	337

Share-Owners' Equity
Common Stock, $0.25 par value Authorized: 5,600,000,000 shares Issued: 3,499,404,085 shares in 2004; 3,494,799,258 shares in 2003	875	874
Capital surplus	4,837	4,395
Reinvested earnings	28,509	26,687
Accumulated other comprehensive income (loss)	(1,963)	(1,995)

	32,258	29,961
Less treasury stock, at cost (1,083,223,778 shares in 2004; 1,053,267,474 shares in 2003)	(17,304)	(15,871)

	14,954	14,090

	$29,300	$27,342

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Nine Months Ended September 30,
	2004	2003
Operating Activities
Net income	$3,646	$3,420
Depreciation and amortization	630	622
Stock-based compensation expense	271	329
Deferred income taxes	(44)	(69)
Equity income or loss, net of dividends	(359)	(246)
Foreign currency adjustments	(35)	(121)
Gain on issuance of stock by equity investee	(49)	(8)
Gains on sales of assets	(17)	(22)
Other operating charges	480	164
Other items	245	281
Net change in operating assets and liabilities	(178)	(229)

Net cash provided by operating activities	4,590	4,121

Investing Activities
Purchases of property, plant and equipment	(520)	(565)
Proceeds from disposals of property, plant and equipment	56	54
Acquisitions and investments, principally trademarks and bottling companies	(243)	(306)
Purchases of investments and other assets	(53)	(190)
Proceeds from disposals of investments and other assets	57	95
Other investing activities	76	29

Net cash used in investing activities	(627)	(883)

Financing Activities
Issuances of debt	2,380	1,121
Payments of debt	(1,247)	(1,007)
Issuances of stock	171	48
Purchases of stock for treasury	(1,472)	(938)
Dividends	(1,809)	(1,086)

Net cash (used in) provided by financing activities	(1,977)	(1,862)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	17	91

Cash and Cash Equivalents
Net increase during the period	2,003	1,467
Balance at beginning of period	3,362	2,260

Balance at end of period	$5,365	$3,727

The Coca-Cola Company
Third Quarter and Year-To-Date 2004
Unit Case Volume Results

	Unit Case Volume Growth (Based on Average Daily Sales)		Reported Unit Case Volume Growth*
	2004 vs. 2003 % Change		2004 vs. 2003 % Change
	Third Quarter	Year-to-Date	Year-to-Date
Worldwide	1	2	4

International Operations	3	2	4

Africa	6	2	5

Asia	9	6	8

Europe, Eurasia and Middle East	(3)	(1)	1

Latin America	5	3	5

North America Operations	(3)	Even	2

Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each of the corresponding periods. Average daily sales for each quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

Reported unit case volume growth is computed by comparing the actual unit cases shipped in the first nine months of 2004 to the actual unit cases shipped in the first nine months of 2003. In the first nine months of 2004, these amounts are greater than the amounts computed on an average daily sales basis because of extra days in the first quarter of 2004 as compared to the first quarter of 2003. The difference in days will be largely offset in the fourth quarter of 2004.

* Note:	For the third quarter, "unit case volume growth based on average daily sales" is identical to "reported unit case volume growth" because there are no differences in the number of days. Therefore, a separate column is not included above for "reported unit case volume growth" in the third quarter.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments (In millions)
(UNAUDITED)
Third Quarter

	Net Operating Revenues			Operating Income			Income Before Income Taxes
	Third Quarter 2004	Third Quarter 2003	% Fav./ (Unfav.)	Third Quarter 2004 (1)	Third Quarter 2003 (2)	% Fav./ (Unfav.)	Third Quarter 2004 (1)	Third Quarter 2003 (2)(3)	% Fav./ (Unfav.)
North America	$1,683	$1,699	(1)	$377	$361	4	$379	$370	2
Africa	279	197	42	83	65	28	79	67	18
Asia	1,265	1,382	(8)	451	410	10	462	417	11
Europe, Eurasia & Middle East	1,847	1,820	1	160	589	(73)	193	617	(69)
Latin America	522	522	—	266	250	6	310	168	85
Corporate	66	51	29	(240)	(224)	(7)	(188)	(141)	(33)

Consolidated	$5,662	$5,671	—	$1,097	$1,451	(24)	$1,235	$1,498	(18)

(1)
Operating income and income before income taxes for the third quarter of 2004 were reduced by $15 million for Asia, $371 million for Europe, Eurasia & Middle East, and $6 million for Corporate as a result of other operating charges recorded for asset impairments.

(2)
Operating income and Income before income taxes for the third quarter of 2003 were reduced by $13 million for North America, $1 million for Africa, $23 million for Europe, Eurasia & Middle East, $13 million for Latin America, and $5 million for Corporate as a result of other operating charges.

(3)
Income before income taxes for the third quarter of 2003 for Latin America was reduced by $95 million primarily for a charge related to one of the equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments (In millions)
(UNAUDITED)
Nine Months Ended September 30

	Net Operating Revenues			Operating Income			Income Before Income Taxes
	YTD 2004	YTD 2003	% Fav./ (Unfav.)	YTD 2004 (1)	YTD 2003 (2)	% Fav./ (Unfav.)	YTD 2004 (1)(3)	YTD 2003 (2)(4)	% Fav./ (Unfav.)
North America	$5,081	$4,827	5	$1,248	$1,017	23	$1,256	$1,051	20
Africa	736	553	33	239	183	31	232	179	30
Asia	3,642	3,912	(7)	1,411	1,244	13	1,463	1,279	14
Europe, Eurasia & Middle East	5,527	4,947	12	1,422	1,531	(7)	1,469	1,562	(6)
Latin America	1,544	1,490	4	781	725	8	922	695	33
Corporate	175	139	26	(750)	(571)	(31)	(542)	(395)	(37)

Consolidated	$16,705	$15,868	5	$4,351	$4,129	5	$4,800	$4,371	10

(1)
Operating income and income before income taxes for the nine months ended September 30, 2004 were reduced by $18 million for North America, $15 million for Asia, $377 million for Europe, Eurasia & Middle East, $6 million for Latin America, and $64 million for Corporate as a result of other operating charges recorded for asset impairments.

(2)
Operating income and income before income taxes for the nine months ended September 30, 2003 were reduced by $147 million for North America, $1 million for Africa, $92 million for Europe, Eurasia & Middle East, $16 million for Latin America, and $28 million for Corporate as a result of other operating charges. Operating income and income before income taxes for the nine months ended September 30, 2003 for Corporate were increased by $52 million as a result of a settlement related to a vitamin antitrust litigation matter.

(3)
Income before income taxes for the nine months ended September 30, 2004 for Latin America benefited by approximately $37 million for our proportionate share of a favorable tax settlement related to Coca-Cola FEMSA, S.A. de C.V. Income before income taxes for the nine months ended September 30, 2004 for Corporate benefited by approximately $49 million due to the issuances of stock by Coca-Cola Enterprises Inc.

(4)
Income before income taxes for the nine months ended September 30, 2003 for Latin America was reduced by $95 million primarily for a charge related to one of the equity method investees.

The Coca-Cola Company

        The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; our ability to effectively align ourselves with our bottling system; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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  Exhibit 99.1